Exhibit 99.1

State Auto Financial reports estimated third quarter 2017 catastrophe results
COLUMBUS, OHIO - October 4, 2017 - State Auto Financial Corporation (NASDAQ:STFC) today announced its pre-tax estimate of $56.1 million from the impact of catastrophe losses on its third quarter 2017 results. The estimate includes losses from hurricanes Harvey and Irma of $32.5 million and $23.0 million, respectively, with Specialty E&S Property contributing approximately 80% of the hurricane losses. No recoveries are expected from the State Auto Group’s property catastrophe treaty, which is subject to a $75 million retention per catastrophe event.
STFC’s estimate of third quarter catastrophe losses is subject to change due to the complexity of the claims and the preliminary nature of the information used to prepare the estimates. Updated information on the catastrophe losses related to the recent hurricanes will be included in STFC’s third quarter 2017 results.
About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.
STFC has scheduled a conference call with interested investors for Thursday, November 2, at 11 a.m. ET to discuss the Company’s third quarter 2017 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at 2 p.m., November 2, by calling 855-859-2056, conference ID 51534853. Supplemental schedules detailing the Company’s third quarter 2017 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.
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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.